EXHIBIT 10.34

SECURED PROMISSORY NOTE

Lewisville, Texas	May 5, 2003

PROMISE TO PAY:    For value received, the undersigned Maker promises to pay to the order of Holder at Lewisville, Texas, the Principal Amount, together with interest on the unpaid balance of such amount, in lawful money of the United States of America, in accordance with all the terms, conditions, and covenants of this Note.

MAKER:    Bibicoff & Associates, Inc. (including its successors and assigns, “Maker”).

MAKER’S ADDRESSES FOR NOTICE:    15060 Ventura Boulevard, Suite 240, Sherman Oaks, California 91403

HOLDER:    U.S. Home Systems, Inc., a Delaware corporation (including its successors and assigns, “Holder”)

HOLDER’S ADDRESS FOR PAYMENT:    750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067

PRINCIPAL AMOUNT:    $274,950.00

INTEREST RATE:    The one-year London InterBank Offered Rate (LIBOR) on the date of the Note as set forth in the Money Rates portion of the Wall Street Journal (Southwest Edition) under the heading “LIBOR”, provided that if no such rate of interest is published by the Wall Street Journal, or if the Wall Street Journal ceases to be published, then a comparable rate of interest acceptable to Maker and Holder shall be substituted therefor.

PAYMENT TERMS:    The accrued but unpaid interest shall be payable in quarterly installments, the first of which shall be due and payable on July 31, 2003, and continuing thereafter on the last day of October, January, April and July of each year thereafter until this Note has been fully paid. The principal shall be due and payable as follows: $274,950.00 plus accrued and unpaid interest on May 1, 2005 or 60 calendar days after the effective date of a registration statement which includes all of the collateral, whichever date shall first occur.

SECURITY AGREEMENT:    This Note is secured by that certain Stock Pledge Agreement by and between Maker and Holder, dated to be effective May 5, 2003 (“Pledge Agreement”), which agreement is hereby incorporated herein by reference for all purposes. Maker pursuant to the Pledge Agreement has pledged 50,000 shares of the common stock of Maker purchased by Maker from Holder (the “Collateral”) pursuant to the terms of that certain Stock Purchase Agreement dated May 5, 2003 between Maker and Holder (“Stock Purchase Agreement”).

LATE CHARGE:    None.

CHANGE OF CONTROL:    If there is a change of control of Maker, Holder shall have the right to receive payment of the principal balance and accrued interest of this Note within 30 days after the change of control of the Maker, For purposes of this provision, a change of control

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includes the following: (i) the sale of 75% or more of the assets of Maker; (ii) the merger or consolidation of the Maker with or into any other entity which results in the exchange or transfer of 75% or more of the outstanding shares of capital stock of Maker; or (iii) the sale of 75% or more of the Maker’s outstanding capital stock to any individual, entity or group other than the current shareholders of Maker.

1.	INTEREST PROVISIONS.

(a)	Rate. The principal balance of this Note from time to time remaining unpaid prior to maturity shall bear interest at the Interest Rate per annum stated above. Interest shall be calculated on the unpaid principal balance of this Note beginning on the date hereof.

(b)	Maximum Lawful Interest. The term “Maximum Lawful Rate” means the maximum rate of interest and the term “Maximum Lawful Amount” means the maximum amount of interest that are permissible under applicable state or federal law for the type of loan evidenced by this Note. If the Maximum Lawful Rate is increased by statute or other governmental action subsequent to the date of this Note, then the new Maximum Lawful Rate shall be applicable to this Note from the effective date thereof, unless otherwise prohibited by applicable law.

(c)	Excess Interest. At maturity (whether by acceleration or otherwise) or on earlier final payment of this Note, Holder shall compute the total amount of interest that has been contracted for, charged, or received by Holder or payable by Maker under this Note and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged, or received by Holder. If such computation reflects that the total amount of interest that has been contracted for, charged, or received by Holder or payable by Maker exceeds the Maximum Lawful Amount, then Holder shall apply such excess to the reduction of the principal balance and not to the payment of interest; or if such excess interest exceeds the unpaid principal balance, such excess shall be refunded to Maker. This provision concerning the crediting or refund of excess interest shall control and take precedence over all other agreements between Maker and Holder so that under no circumstances shall the total interest contracted for, charged, or received by Holder exceed the Maximum Lawful Amount.

(d)	Interest After Default. At Holder’s option, the unpaid principal balance shall bear interest after maturity (whether by acceleration or otherwise) at the “Default Interest Rate”. The Default Interest Rate shall be (i) the Interest Rate stated on the first page of this Note plus ten (10) percentage points; or (ii) such lesser rate of interest as Holder in its sole discretion may choose to charge; but never more than the Maximum Lawful Rate or at a rate that would cause the total interest contracted for, charged, or received by Holder to exceed the Maximum Lawful Amount.

(e)	Daily Computation of Interest. Any interest payable herein shall be computed on the basis of a calendar year consisting of 365 or 366, as the case may be. In no

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event shall Holder compute the interest in a manner that would cause Holder to contract for, charge, or receive interest that would exceed the Maximum Lawful Rate or the Maximum Lawful Amount.

2.	DEFAULT PROVISIONS.

(a)	EVENTS OF DEFAULT. Events of Default are as follows:

(i)	There is default in the payment of any installment of principal, interest, or any other sum required to be paid under the terms of this Note and such default is not cured within thirty (30) days of the applicable due date;

(ii)	There is default in the performance of any covenant, condition, or agreement contained in this Note and such default shall remain uncured for a period of thirty (30) days after written notice thereof shall have been given by Holder to Maker; or

(iii)	The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any party liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise.

(b)	Non-Waiver by Holder. Any previous extension of time, forbearance, failure to pursue some remedy, acceptance of late payments, or acceptance of partial payment by Holder, before or after maturity, does not constitute a waiver by Holder of his subsequent right to strictly enforce the terms of this Note.

3.	PREPAYMENT. Maker may make payments of principal at any time before they are due. When Maker makes a prepayment, Maker will notify Holder in writing that Maker is doing so. Maker may make a full prepayment or partial prepayments of principal without paying any prepayment charge or premium. Holder will apply all prepayments first to pay all outstanding interest, if any, and then, to reduce the amount of principal that Maker owes under this Note. If Maker makes a partial prepayment, there will be no changes in the due date or in the amount of any scheduled payments under this Note unless Holder agrees in writing to those changes.

4.	COLLATERAL. The Collateral shall be held by a representative of Holder until this Note is fully paid. The Collateral is subject to the terms of the Stock Pledge Agreement dated of even date herewith (“Pledge Agreement”) and the Option as described in the Stock Purchase Agreement.

5.	MISCELLANEOUS PROVISIONS.

(a)	Subsequent Holder. All references to Holder in this Note shall also refer to any subsequent owner or holder of this Note by transfer, assignment, endorsement, or

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otherwise any successor or assign of Holder, or any entity or person who is entitled to receive payments under this Note.

(b)	No Transfer. Holder and Maker shall not assign or transfer this Note to any other party without the written consent of the other party.

(c)	Successors and Assigns. The provisions of this Note shall be binding upon the successors, assigns, heirs, executors, and administrators of Maker, and shall inure to the benefit of the successors and assigns of Holder; provided, however, that no obligations of Maker hereunder can be assigned without Holder’s prior written consent.

(d)	No Duty or Special Relationship. If Holder and Maker are now engaged in or in the future engage in other business transactions, such other business transactions are independent of this Note and the indebtedness evidenced hereby and of the promises and covenants made by Maker in this Note, and vice versa.

(e)	Modifications. Any modifications agreed to by Holder relating to the release of liability of any of the parties primarily or secondarily liable for the payment of this Note, or relating to the release, substitution, or subordination of all or part of the security for this Note, shall in no way constitute a release of liability with respect to the other parties or security not covered by such modification.

(f)	Entire Agreement. Maker warrants and represents that this Note, the Stock Pledge Agreement and Stock Purchase Agreement constitute the entire agreement between Maker and Holder with respect to the loan evidenced by this Note and agree that no modification, amendment, or additional agreement with respect to such loan or the advancement of funds thereunder will be valid and enforceable unless made in writing signed by both Maker and Holder.

(g)	Maker’s Addresses for Notice. All notices required to be sent by Holder to Maker shall be sent by U.S. Mail, postage prepaid, to Maker’s Addresses for Notice stated on the first page of this Note, until Holder shall receive written notification from Maker of a new address, or addresses, for notice.

(h)	Holder’s Address for Payment. All sums payable by Maker to Holder shall be paid at Holder’s Address for Payment stated on the first page of this Note, or at such other address as Holder shall designate from time to time.

(i)	Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein, and the invalidity or unenforceability of any provision of this Note as to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

(j)	APPLICABLE LAW; VENUE & JURISDICTION. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE

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STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS IN TEXAS. In any litigation in connection with this Note or any foreclosure of Holder’s security interest in the Collateral, Maker and all other persons liable for payment of all or any part of the indebtedness evidenced hereby, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas.

EXECUTED to be effective the 5th day of May, 2003.

MAKER:

BIBICOFF & ASSOCIATES, INC.

By:                    /s/ Harvey Bibicoff

      Harvey Bibicoff, President

Agreed and accepted to:

HOLDER:

U.S. HOME SYSTEMS, INC.

By:                    /s/ Murray H. Gross

      Murray H. Gross

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